AMERICAN INDEMNITY FINANCIAL CORPORATION      EXHIBIT 11
                           AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED NET INCOME
                PER COMMON AND COMMON EQUIVALENT SHARE



                              THREE MONTHS    THREE MONTHS
                                 ENDED           ENDED
                               03-31-97        03-31-96
                              ===========     ===========
PRIMARY EARNINGS PER SHARE

 Weighted average shares of
 common stock outstanding      1,959,785       1,947,110

 Stock options (treasury
 stock method) (1)                 1,562           6,247
                              ___________     ___________
 Weighted average shares
 out- standing for primary
 earnings per share            1,961,347       1,953,357
 computation                  ===========     ===========


   Net income (loss)               $(.13)           $.55
                              ===========     ===========

FULLY DILUTED EARNINGS PER
SHARE

 Weighted average shares of
 common stockoutstanding       1,959,785       1,947,110

 Stock options (treasury
 stock method) (1)                 1,809           6,247
                              ___________     ___________
 Weighted average shares
 outstanding for fully
 diluted computation           1,961,594       1,953,357
                              ===========     ===========

   Net income (loss)               $(.13)           $.55
                              ===========     ===========


(1)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.